As of June 30, 2013, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

SALIENT RISK PARITY FUND
RELIANCE TRUST CO CUSTODIAN 	31.73%

SALIENT MLP & ENERGY INFRASTRUCTURE FUND II
UBS WM USA			27.62%